Exhibit 2

COLUMBIA ETF TRUST

COLUMBIA ETF TRUST I

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE SERIES TRUST II

Action Taken by the Board at its Meeting Held on June 13-15, 2016

RESOLVED, That the Board, including a majority of the independent directors voting separately, hereby determines that the Fidelity Bond covering any employee of the “Insured,” as such term is defined by the Fidelity Bond, in accordance with the requirements of Rule 17g-1 under the 1940 Act, in the amount of $50 million for the period from June 30, 2016 to June 30, 2017 (the Period) is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of each Fund and the other named Insureds to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities held by each Fund and the other named Insureds; and further

RESOLVED, That the total amount of coverage under the Fidelity Bond is at least equal to the amount of coverage which each Fund is required to provide and maintain individually pursuant to Rule 17g-1(d)(1); and further

RESOLVED, That the Board hereby approves the Fidelity Bond through the Period, and authorizes payment by each Fund of its pro rata portion of the total annual premium on the Fidelity Bond, after giving due consideration to all relevant factors, including, but not limited to, the number of other Insureds, the nature of the business of such other parties, the amount of coverage under the Fidelity Bond, and the ratable allocation of the premium among parties named as Insureds, based on the relative assets of such parties; and further

RESOLVED, That in the event that the amount of coverage has to be increased to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, any officer of the Funds, be, and hereby is, authorized to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate any premium payable on the Fidelity Bond among the Funds and the other named Insureds based on their relative assets; and further

RESOLVED, That the Joint Insured Agreement, in the form currently in effect, be and hereby is re-approved; and further

RESOLVED, That any officer of the Funds, be, and hereby is, designated to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Funds required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED, That the proper officers of the Funds be, and hereby are, authorized and directed to take such other actions as they deem to be necessary or appropriate, in consultation with Fund Counsel and Independent Legal Counsel, to implement the foregoing resolutions.

COLUMBIA ETF TRUST

COLUMBIA ETF TRUST I

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE SERIES TRUST II

COLUMBIA ETF TRUST II (formerly, EGA EMERGING GLOBAL SHARES TRUST)

Action Taken by Written Consent Effective September 1, 2016

VOTED:	That the EGA Emerging Global Shares Trust (the Trust) and each of its series be added to the Joint Policies.

VOTED:	That the Board hereby authorizes the Trust and each of its series, to share in the payment of the aggregate premium applicable to the Joint Policies, which amount shall represent each series’ allocable share of the premium and which share shall be determined based upon the relative net assets of each series.

VOTED:	That in the event a recovery is obtained pursuant to the Joint Policies as a result of a loss sustained by two or more of the named insureds or other persons covered thereunder, the amount of such recovery will be prorated in the ratio of the provable losses of such insureds and other persons.

WHEREAS, the Funds (other than the Closed-end Funds, which have a separate fidelity bond) have obtained a Fidelity Bond covering any employee of the “Insured,” as such term is defined by the Fidelity Bond, in accordance with the requirements of Rule 17g-1 under the 1940 Act, in the amount of $50 million for the period from June 30, 2016 to June 30, 2017 (the Period), and the Board wishes to add the Trust and each of its series to such Fidelity Bond; now, therefore, be it

VOTED:	That the Board approves the Trust’s and each of its series’ participation in the Funds’ current Fidelity Bond.

VOTED:	That the Fidelity Bond is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Trust and each of its series, and the other named Insureds to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities held by the Trust and each of its series and the other named Insureds.

VOTED:	That the total amount of coverage under the Fidelity Bond is at least equal to the amount of coverage which each series of the Trust is required to provide and maintain individually pursuant to Rule 17g-1(d)(1).

VOTED:	That the Board hereby approves the Fidelity Bond through the Period, and authorizes payment by each participating series of the Trust of its pro rata portion of the total annual premium on the Fidelity Bond, after giving due consideration to all relevant factors, including, but not limited to, the number of other Insureds, the nature of the business of such other parties, the amount of coverage under the Fidelity Bond, and the ratable allocation of the premium among parties named as Insureds, based on the relative assets of such parties.

VOTED:	That in the event that the amount of coverage has to be increased to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, any officer of the Trust, be, and hereby is, authorized to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate any premium payable on the Fidelity Bond among each series of the Trust and the other named Insureds based on their relative assets.

VOTED:	That an amended and restated Joint Insured Agreement, in the form currently in effect for the Funds with changes needed to add each series of the Trust, be and hereby is approved.

VOTED:	That any officer of the Trust, be, and hereby is, designated to make all filings with the Securities and Exchange Commission (the “SEC”) and to give all notices on behalf of the Funds required by paragraph (g) of Rule 17g-1 under the 1940 Act.